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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 2)1

                             Arch Capital Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0450A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 32 Pages
                         Exhibit Index Found on Page 31

------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
-------------===================================================================
                              7      SOLE VOTING POWER

        NUMBER OF                    -0-
                        -------------===========================================
         SHARES               8      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                     1,146,451  [See Preliminary Note]
                        -------------===========================================
          EACH                9      SOLE DISPOSITIVE POWER

        REPORTING                    -0-
       PERSON WITH      -------------===========================================
                              10     SHARED DISPOSITIVE POWER

                                     1,146,451  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,146,451  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.9 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 2 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
-------------===================================================================
                             7      SOLE VOTING POWER

        NUMBER OF                   -0-
                        ------------============================================
         SHARES              8      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    302,836  [See Preliminary Note]
                        ------------============================================
          EACH               9      SOLE DISPOSITIVE POWER

        REPORTING                   -0-
       PERSON WITH      ------------============================================
                             10     SHARED DISPOSITIVE POWER

                                    302,836  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             302,836  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.1 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 3 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       254,748  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       254,748  [See Preliminary Note]
-------------===================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             254,748  [See Preliminary Note]
-------------===================================================================
    12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.9 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 4 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                       -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       46,400  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       46,400  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             46,400  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.2 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 5 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             RR Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       28,790  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       28,790  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,790  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.1 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 6 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------===================================================================
                              7        SOLE VOTING POWER

         NUMBER OF                     -0-
                        ---------------=========================================
          SHARES              8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      424,800  [See Preliminary Note]
                        ---------------=========================================
           EACH               9        SOLE DISPOSITIVE POWER

         REPORTING                     -0-
        PERSON WITH     ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       424,800  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             424,800  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================

                               Page 7 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       1,779,225  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       1,779,225  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,779,225  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.0 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================

                               Page 8 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 9 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Chun R. Ding
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 10 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 11 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 12 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Charles E. Ellwein
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 13 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 14 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 15 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 16 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 17 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Rajiv A. Patel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 18 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Derek C. Schrier
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 19 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                               Page 20 of 32 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**

                      ** The reporting persons making this filing beneficially own an aggregate of 2,204,025 Common Shares, which is 7.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-------------===================================================================
                              7        SOLE VOTING POWER

        NUMBER OF                      -0-
                        ---------------=========================================
         SHARES               8        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       2,204,025  [See Preliminary Note]
                        ---------------=========================================
          EACH                9        SOLE DISPOSITIVE POWER

        REPORTING                      -0-
       PERSON WITH      ---------------=========================================
                              10       SHARED DISPOSITIVE POWER

                                       2,204,025  [See Preliminary Note]
-------------===================================================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,204,025  [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              7.5 %  [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                              Page 21 of 32 Pages

         This  Amendment  No. 2 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on April 12, 2002 (collectively, with all amendments thereto, the "Schedule 13D").
         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.
         The Reporting Persons are filing this Schedule 13D with respect to the Common Shares, par value $0.01 per share (the "Common Shares"), of Arch Capital Group Ltd. (the "Company"). Certain of the Reporting Persons own, in aggregate,
(i) 787,824 Common Shares and (ii) 1,416,201 Series A Convertible Preference Shares (the "Preference A Shares") issued by the Company, each Preference A Share immediately convertible to one Common Share. All numbers and percentages contained in this Schedule 13D represent Common Shares and not Preference A Shares (unless stated otherwise). For information regarding the Preference A Shares, see the Company's Prospectus Supplement dated April 3, 2002 and the
Schedule 13D filed by the Reporting Persons on April 12, 2002.
         The Reporting Persons previously reported beneficial ownership, in aggregate, of 123,698 Class A Warrants (the "Warrants") issued by the Company to purchase 123,698 Common Shares. On September 17, 2002, certain of the Reporting Persons exercised all 123,698 Warrants for an aggregate cash amount of $2,473,960.

                              Page 22 of 32 Pages

Item 2.  Identity And Background.
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares);

                  (ii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares);

                  (iii) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares);

                  (iv) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares); and

                  (v) RR Capital Partners, L.P., a Delaware limited partnership ("RR"), with respect to the Common Shares beneficially owned by it (through its ownership of Common Shares and Preference A Shares).

         FCP, FCIP II, FCIP III, Tinicum and RR are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Common Shares and Preference A Shares).

                              Page 23 of 32 Pages

        The General Partner Of The Partnerships
        ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Common Shares beneficially owned by each of the Partnerships (through its ownership of Common Shares and Preference A Shares).

        The Managing Members Of The General Partner And The Management Company
        ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Common Shares beneficially owned by the Partnerships and the Managed Accounts: David
                           I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                              Page 24 of 32 Pages

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the sum of (i) the 28,157,839 Common Shares outstanding as of October 31, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with Securities and Exchange Commission on November 12, 2003 and (ii) the additional Common Shares each Partnership is deemed to beneficially own through its ownership of Preference A Shares.

                  (c) No transactions in the Common Shares have been consummated in the past 60 days.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

                              Page 25 of 32 Pages

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) No transactions in the Common Shares have been consummated in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares and Preference A Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares and Preference A Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of both the General Partner and the Management Company.

                              Page 26 of 32 Pages

                  (e)      Not applicable.

         The Common Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Preference A Shares in respect of which the Partnerships and the Managed Accounts (as reported by the Management Company) are deemed to beneficially own Common Shares are owned directly by the Partnerships and the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Common Shares.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

                              Page 27 of 32 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 12, 2004

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   And RR CAPITAL PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                   Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22,

                              Page 28 of 32 Pages

2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 29 of 32 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o
         Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                              Page 30 of 32 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)





                              Page 31 of 32 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 12, 2004

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   And RR CAPITAL PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                   Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.


                               Page 32 of 32 Pages